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                                                            OMB APPROVAL
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--------                                            OMB Number:  3235-0104
 FORM 3                                             Expires: September 30, 1998
--------                                            Estimated average burden
                                                    hours per response .... 0.5
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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
             Section 30(f) of the Investment Company Act of 1940


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 1. Name and Address of Reporting Person*  2. Date of Event Requiring    4. Issuer Name and Ticker or         6. If Amendment, Date
ProFutures Special Equities Fund, L.P.        Statement                     Trading Symbol                       of Original
----------------------------------------      (Month/Day/Year)           Consolidated Capital of North              (Month/Day/Year)
     (Last)     (First)     (Middle)              11/5/98                America, Inc. (CDNO)
11612 Bee Cave Road - Suite 100            ----------------------------  ------------------------------------    ------------------
----------------------------------------   3. IRS or Social Security     5. Relationship of Reporting         7. Individual or
             (Street)                         Number of Reporting             Person to Issuer                   Joint/Group Filing
                                              Person (Voluntary)            (Check all applicable)               (check applicable
                                                                                                                 box)
                                           ----------------------------       Director       X  10% Owner
Austin,          Texas         78733                                     -----             -----                 [ ] Form filed by
--------------------------------------                                        Officer           Other (specify      One Reporting
      (City)      (State)      (Zip)                                     -----  (give      -----       below)        Person
                                                                             title below)                        [X] Form filed by
                                                                                                                     More than One
                                                                          ------------------------------------       Reporting
                                                                                                                     Person
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                                                            TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
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    Common Stock                                 9,183,454                       D
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*If the form is filed by more than one reporting person see Instruction 5(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
                                                                               (Print or Type Responses)             SEC 1473 (7/96)


                                                        Page 1 of 2 pages


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

FORM 3 (CONTINUED)              TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                           (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Date Exerci-      3. Title and Amount of     4. Conver-    5. Owner-       6. Nature of Indirect
   Security (Instr. 4)       sable and            Securities Underlying      sion or       ship            Beneficial Ownership
                             Expiration Date      Derivative Security        Exercise      Form of         (Instr. 5)
                             (Month/Day/          Instr. 4)                  Price of      Deriv-
                             Year)                                           Deri-         ative
                                                                             vative        Security:
                                                                             Security      Direct
                          ---------------------------------------------                    (D) or
                          Date      Expira-                   Amount or                    Indirect (I)
                          Exercis-  tion           Title        Number                     (Instr. 5)
                          able      Date                      of Shares

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Explanation of Responses:                                                  ProFutures Special Equities Fund, L.P.
                                                                           By: ProFutures Fund Management, Inc.,
                                                                                  a General Partner
                                                                           By: /s/ Gary D. Halbert              December 9, 1998
**Intentional misstatements or omissions of facts constitute Federal           ------------------------------- -------------------
  Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).              **Signature of Reporting Person       Date
                                                                                 GARY D. HALBERT, PRESIDENT
Note. File three copies of this Form, one of which must be manually signed.                                              Page 2
      If space provided is insufficient, See Instruction 6 for procedure.                                       SEC 1473 (7/96)

      Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

                               Page 2 of 2 pages

                              Attachment Sheet to
            Initial Statement of Beneficial Ownership of Securities
                                   on Form 3

     Table I

Item

1.

Addition

             Additional Reporting Persons:

               ProFutures Fund Management, Inc.
               1310 Highway 620 South -- Suite 200
               Austin, Texas 78734

               Gary D. Halbert
               1310 Highway 620 South -- Suite 200
               Austin, Texas 78734

               Golden Eye Asset Management, Inc.
               1310 Highway 620 South -- Suite 200
               Austin, Texas 78734

               Marte W. Anderson
               1310 Highway 620 South -- Suite 200 Austin, Texas 78734

Item

5 and 6.

Addition

The securities listed are beneficially owned by ProFutures Special Equities Fund, L.P. The General Partners of ProFutures Special Equities Fund, L.P. are ProFutures Fund Management, Inc. and Golden Eye Asset Management, Inc. The controlling shareholder of ProFutures Fund Management, Inc. is Gary D. Halbert. The controlling shareholder of Golden Eye Asset Management, Inc. is Marte W. Anderson. By virtue of these facts, each of the entities and persons may be deemed to have indirect beneficial ownership of the securities. Each of these entities and persons disclaims such beneficial ownership.

             Additional Signature Page to Form 3 and
                      Joint Filing Agreement

     The undersigned hereby agree that this Form 3 is filed on behalf of each of them.

     Dated: December 9, 1998


     PROFUTURES SPECIAL EQUITIES FUND, L.P.

     By:  ProFutures Fund Management, Inc., a General Partner

     By:    /s/ Gary D. Halbert
            Gary D. Halbert, President


     PROFUTURES FUND MANAGEMENT, INC.


     By:   /s/ Gary D. Halbert
             Gary D. Halbert, President



           /s/ Gary D. Halbert
               Gary D. Halbert


     GOLDEN EYE ASSET MANAGEMENT, INC.


     By:  /s/ Marte W. Anderson
          Marte W. Anderson, President



           /s/ Marte W. Anderson
               Marte W. Anderson